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                                                           EXHIBIT 10.2

                              [GE CAPITAL LETTERHEAD]


                                  August 5th, 1998


VIA FACSIMILE

Robert J. Braasch

President
Eagle Finance Corp.
1425 Tri-State Parkway
Suite 140
Gurnee, IL  60031

Dear Bob:

       Eagle Finance Corp. ("Eagle") and General Electric Capital Corporation ("GE Capital") entered into those certain Asset Purchase Agreements dated September 27, 1994 and June 25, 1996 (the "Asset Purchase Agreement"), and that certain Amended and Restated Servicing Agreement, dated as of June 25, 1996 (the "Servicing Agreement") pursuant to which GE Capital agreed to (i) purchase from time to time portfolios of motor vehicle retail installment contracts (the "Contracts") from Eagle, and (ii) permit Eagle to service such Contracts, all pursuant to the terms and conditions set forth in the Asset Purchase Agreements and the Servicing Agreement and all modifications or amendments thereof, including without limitation, the Letter Agreement dated January 29, 1997 (dated incorrectly, actually January 29, 1998) (collectively, the "Agreements"). Any capitalized terms used herein without definition shall have the meaning given to such terms in the Agreements.

       Section 11.0 of the Servicing Agreement requires, for Purchased Contracts and for the contracts serviced by Servicer in total, that (i) Eagle maintain a Rolling Average Delinquency measurement of no greater than 10%; and (ii) Eagle maintain a Monthly Delinquency no greater than 10% for any three consecutive months. For the Purchased Contracts, Rolling Average Delinquency measurement for the months of January, February, March, April and May was 10.29%, 10.58%, 10.61%, 10.49% and 10.05%, respectively. For the contracts serviced by Eagle in total, Rolling Average Delinquency measurement for the months of January, February, March, April and May was 10.61%, 11.17%, 11.65%, 12.00% and 12.05%, respectively. These covenant violations would, absent GE Capital's agreement to the contrary, constitute defaults under the Agreements.

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       Eagle has requested that GE Capital waive all current and past defaults arising under the Agreements. In consideration for and pursuant to the terms set forth in this letter agreement, GE Capital agrees and hereby does waive all current and past defaults (including those described above) arising under the Agreements for the period through and including August 15, 1998. If Eagle provides GE Capital with a copy of an accepted letter of intent in form as shown in Exhibit A or such other form and substance acceptable to GE Capital in its discretion and as having the effect of resolving, in a timely manner, and in GE Capital's discretion, the financial problems that Eagle is currently experiencing, than GE Capital shall shall waive any existing defaults through and including November 15, 1998, on which date GE Capital shall reset covenants in its reasonable discretion.

In consideration for the accommodations granted herein, the parties agree as follows:

       (1) Eagle acknowledges the covenant violations set forth herein and GE Capital's right to immediately terminate servicing in accordance with the terms of the Servicing Agreement.

       (2) From the date hereof through November 15, 1998 ("Waiver Period") only, the following performance and financial covenants shall replace the portfolio performance and financial covenants of Sections 9.0(e), 9.0(f), 9.0(g), 11.0 (b), 11.0(c), and 11.0(d) of the Amended And Restated
Servicing Agreement: (a) Servicer's Debt Ratio exceeds 8:1; (b) Servicer's Minimum Tangible Net Worth is less than Eight Million Dollars ($8,000,000);
(c) Servicer's fiscal 1998 year-to-date losses exceed Six Million Dollars ($6,000,000); (d) the Purchase Contracts in total as a group have a Rolling Average Delinquency greater than eleven percent (11%) or a Rolling Average Charge-Off greater than two percent (2%); or (e) the motor vehicle installment contracts serviced by Servicer in total as a separate group have a Rolling Average Delinquency greater than thirteen percent (13%) or a Rolling Average Charge-Off greater than two percent (2%). Except as expressly waived or replaced by this Agreement, all terms, conditions and obligations set forth in the Amended And Restated Servicing Agreement shall remain and be in full force and effect and any breach of such terms, conditions or obligations shall constitute Events of Default hereunder. For the purposes of calculating year-to-date losses in clause (c) above, the following, as further defined in Exhibit "C" shall be excluded: (i) Settlement Costs; (ii) Lease Termination Expenses; (iii) expenses related to the termination of employees; and (iv) Asset Write-Downs.

       (3) Effective immediately, Eagle shall provide the monthly reports, including reporting for Purchased Contracts, by the tenth calendar day of the following month and shall provide reporting related to the Eagle serviced, owned and securitized portfolios by the twenty-fifth (25th) calendar day of the following month.

       (4) On or before August 15, 1998, Eagle shall provide GE Capital with a copy of an accepted letter of intent in form as shown in Exhibit "A" or such other form and substance acceptable to GE Capital and as having the effect of resolving, in a timely manner, and in GE Capital's judgment, the financial problems that Eagle is currently experiencing.

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       (5)    The Reserve Accounts established for each of the Asset Purchase
Agreements shall be combined into and maintained as one account (the "Reserve Account"). Eagle shall not permit the Reserve Account to be less than: (i) twelve and eight-nine one hundredths percent (12.89%) of Borrower's Outstanding Principal Balance of the aggregate Purchased Contracts (under all Assets Purchase Agreements) effective with the ordinary course July, 1998 settlement; (ii) thirteen and one quarter percent (13.25%) of Borrower's Outstanding Principal Balance of the aggregate Purchased Contracts (under all Assets Purchase Agreements) effective with the ordinary course August, 1998 settlement; (iii) thirteen and six-tenths percent (13.6%) of Borrower's Outstanding Principal Balance of the aggregate Purchased Contracts (under all Assets Purchase Agreements) effective with the ordinary course September, 1998 settlement; and (iv) the greater of fourteen percent (14%) of Borrower's Outstanding Principal Balance of the aggregate Purchase Contracts (under all Assets Purchase Agreements), or one hundred ten percent (110%) of the Rolling Average Delinquency of aggregate Purchased Contracts, effective with the ordinary course October, 1998 settlement. With respect aggregate Purchased Contracts (under all Asset Purchased Agreements combined), in no event shall the Reserve Account be less than one hundred twenty-five thousand dollars ($125,000) or one hundred percent (100%) of the Borrower's Outstanding Principal Balance of the Purchased Contracts, whichever is less.

       (6) If GE Capital terminates the Servicing Agreement and transfers servicing from Servicer within sixty (60) days of the Waiver Period, then GE Capital shall, on the date in which GE Capital assumes servicing of the Purchased Contracts, provide to Eagle a one-time reserve refund in an amount equal to the lesser of (i) the amount by which the Reserve Account exceeds thirteen and three-tenths percent (13.3%) of, or (ii) seven tenths of one percent (0.7%) of the then Borrower's Outstanding Principal Balance of Purchased Contracts as of the last day of the calendar month in which Servicer concluded servicing Purchased Contracts.

       (7) Section 12.13 of Amended and Restated Servicing Agreement is hereby amended to read as follows: "Repurchase. At Servicer's election and upon not less than five (5) days prior written notice to Company, Servicer can repurchase from Company Purchased Contracts that pertain to the aggregate Purchased Contracts (under all Asset Purchase Agreements) in the event that the total Borrower's Outstanding Principal Balance for such aggregate Purchased Contracts (under all Asset Purchase Agreements combined) is equal to or less than One Million Dollars ($1,000,000)."

       (8) Eagle will either (i) provide to GE Capital original contracts for, or (ii) repurchase, the accounts shown in Exhibit "B" within thirty (30) days of this Agreement.

       (9) Eagle, for itself and its subsidiaries, affiliates, shareholders, agents, successors and assigns, hereby waives and affirmatively agrees not to allege or otherwise pursue any or all defenses, affirmative defenses, claims, counterclaims, causes of action; or set offs of any kind whatsoever that it may have against GE Capital arising from or in any way related to the Agreements, Eagle's right to service the Contracts under the Agreements or GE Capital's

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administration of or conduct under the Agreements which have occurred on or before the date of this Agreement.

       In the event that Eagle has not agreed to a satisfactory letter of intent as described in paragraph numbered 4 above by 8/15/98, then GE Capital shall be entitled to terminate the Servicing Agreement in accordance to the terms thereof and Eagle agrees to cooperate with GECC as described under
Section 11.2 of the Servicing Agreement.

       Except as expressly provided in this waiver, all terms and conditions of the Agreement shall continue in full force and effect. This waiver shall be effective only in the specific instance, for the specific provisions, and for the specific period for which it has been given.

       If not accepted by Eagle, this waiver offer will expire at 10:00 am CST on Wednesday, August 5th, 1998. If Eagle chooses to accept this waiver, a signed copy should be sent to GE Capital via facsimile (847-277-5976), with an original to follow via overnight mail.

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       This waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                                       Very truly yours,

                                       General Electric Capital Corporation

                                       By:  /s/ David C. Schmidt  8/5/98
                                          ------------------------------------

                                       Title: Account Executive
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Acknowledged, accepted and agreed:

EAGLE FINANCE CORP.

By: /s/ Robert J. Braasch 8/5/98
   ---------------------------------

Title: President
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                              [EXHIBITS NOT INCLUDED]






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